Exhibit 4.12

AMENDED & RESTATED NON-COMPETITION AGREEMENT

This AGREEMENT (this “Agreement”) dated as of March 1, 2013 amends and restates the agreement dated April 6, 2010 by and between DIANA SHIPPING INC., a Marshall Islands corporation (“Diana Shipping”) and DIANA CONTAINERSHIPS INC., a Marshall Islands corporation (“Diana Containerships”).

WHEREAS, Diana Shipping is engaged in the ownership, operation and chartering of drybulk carrier vessels and is a shareholder of Diana Containerships, and certain of the senior executive officers of Diana Shipping also serve as senior executive officers of Diana Containerships;

WHEREAS, Diana Containerships is engaged in the ownership, operation and chartering of containerships;

WHEREAS, Diana Shipping and Diana Containerships desire to enter into this agreement to memorialize their agreement relating to engaging in competing business activities and certain other matters set forth more fully herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises of the parties hereto and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Non-Competition Agreement of Diana Shipping Inc.  Diana Shipping agrees that for so long as any current or continuing executive officer or person performing a similar function for or on behalf of Diana Shipping also serves as an executive officer of or performs a similar function for Diana Containerships, and for a six-month period thereafter, neither Diana Shipping nor any wholly-owned subsidiary of Diana Shipping will acquire or charter or enter into any proposal or agreement relating to the acquisition or charter of any containership vessel or business related to the ownership or operation of container vessels.  For purposes of this Agreement, a continuing executive officer of Diana Shipping shall mean any executive officer on the date hereof, or any subsequently appointed executive officer (or person performing a similar function) that is nominated or appointed to succeed a continuing executive officer with the approval of at least a majority of continuing directors.  A continuing director shall mean any current member of the board of directors on the date hereof and any other member of the board of directors who shall be nominated or elected to succeed a continuing director by at least a majority of the continuing directors who are then members of the board.

2.           Non-Competition Agreement of Diana Containerships Inc.  Diana Containerships agrees that for so long as current or continuing executive officer or person performing a similar function for or on behalf of Diana Containerships also serves as an executive of or performs a similar function for Diana Shipping, and for a six-month period thereafter, neither Diana Containerships nor any wholly-owned subsidiary of Diana Containerships will acquire or charter or enter into any proposal or agreement relating to the acquisition or charter of any drybulk vessel or business related to the ownership or operation of drybulk carrier vessels.  For purposes of this Agreement, a continuing executive officer of Diana Containerships shall mean any executive officer on the date hereof, or any subsequently appointed executive officer (or person performing a similar function) that is nominated or appointed to succeed a continuing executive officer with the approval of at least a majority of continuing directors.  A continuing director shall mean any current member of the board of directors on the date hereof and any other member of the board of directors who shall be nominated or elected to succeed a continuing director by at least a majority of the continuing directors who are then members of the board.

3.           Non-Solicitation.  Each of the parties hereto agree that for so long as any person serves as a current or continuing executive officer of or performs a similar function for or on behalf of both Diana Shipping and Diana Containerships, and for a twelve-month period thereafter, neither party to this Agreement will, without the prior written consent of the other party, directly or indirectly, including through a wholly-owned subsidiary or affiliate, on behalf of itself or any other individual or entity, solicit for employment, induce or encourage the resignation of any employee of the other party or its related entities, subsidiaries or affiliates, or any person who was employed by the other party or a subsidiary or affiliate of the other party within six months of the date of such solicitation; or in any other way interfere or attempt to interfere with the relationship of either party hereto with any of its or their employees, provided, however, that nothing herein shall be deemed to prohibit or limit the executive officers and directors named in Schedule I from providing services to Diana Containerships and/or Diana Shipping in the capacities set forth in Schedule I.

4.           Confidentiality.  Except as (i) the parties may otherwise agree or (ii) as may be required by either party in the disclosing party’s reasonable opinion after consultation with outside legal counsel by applicable law (including without limitation U.S. federal securities law) or compliance with the requirements of any regulatory authority or stock exchange on which the shares of a party may be listed, any non-public information or confidential information relating to the business or affairs of either party, their respective subsidiaries or affiliates, shall be kept strictly confidential by the other party hereto; provided, however, in the case of clause (ii) of this Section 4, prior to any public disclosure by a party hereto contemplated to be made in order to comply with applicable law or requirements of regulatory authorities or stock exchange requirements, the disclosing party shall provide a draft of such public disclosure or other communication to the non-disclosing party in advance and consult with the non-disclosing party regarding the contents of such disclosure and, to the extent reasonably practicable in the circumstances, take into consideration any comments on such disclosure as may be provided by the non-disclosing party.

5.           Notices.  Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax, and shall be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day, by fax or email addressed to the following Party:

If to Diana Shipping Inc.:

Diana Shipping Inc.
Pendelis
16, 175 64
Palaio Faliro
Athens, Greece
Attention: Andreas Michalopoulos
Tel: 30-210-9470-100
Fax: 30-210-9470-101
E-mail: amichalopoulos@dianashippinginc.com

With Copy to:
Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574 1223 (telephone number)
(212) 480 8421 (facsimile number)

If to Diana Containerships Inc.:

Diana Containerships Inc.
Pendelis
16, 175 64
Palaio Faliro
Athens, Greece
Attention: Ioannis Zafirakis
Tel: 30-210-9470-000
Fax: 30-210-9424-975
E-mail: izafirakis@dcontainerships.com

With Copy to:
Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574 1223 (telephone number)
(212) 480 8421 (facsimile number)

6.           Governing Law.  This Agreement and the rights and obligations of the parties hereto will be governed by and construed in accordance with the laws of England.

7.           Further Assurances. Each of the parties to this Agreement agrees to execute, acknowledge and deliver all such instruments and take all such actions a party from time to time may reasonably request in order to further effectuate the purposes of this Agreement and to carry out the terms hereof and to better assure and confirm to the Company its rights, powers and remedies hereunder.

8.           Binding Effect; Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.  This Agreement is not assignable by either party without the prior written consent of the other party except as provided in Section 2 hereof.

9.           Severability.  If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, then this Agreement will be construed as if such invalid, illegal, or unenforceable provision or part of a provision had never been contained in this Agreement.

10.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of such counterparts together will constitute one agreement. To facilitate execution of this Agreement, the parties may execute and exchange counterparts of signature pages by telephone facsimile.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

DIANA SHIPPING INC.

/s/ Anastasios Margaronis
Name: Anatasios Margaronis
Title:   Director and President

DIANA CONTAINERSHIPS INC.

/s/ Ioannis Zafirakis
Name:  Ioannis afirakis
Title:    Director, Chief Operating Officer and Secretary

[Signature Page to Non-Compete Agreement]

Schedule I

Person	Diana Shipping Capacity	Diana Containerships Capacity
Symeon Palios	Director, Chief Executive Officer and Chairman	Director, Chief Executive Officer and Chairman
Anastasios Margaronis	Director and President	Director and President
Ioannis Zafirakis	Director, Executive Vice President and Secretary	Director, Chief Operating Officer and Secretary
Andreas Michalopoulos	Chief Financial Officer and Treasurer	Chief Financial Officer and Treasurer